EXHIBIT 10.1
LOCKUP AGREEMENT
     THIS LOCKUP AGREEMENT (the “Agreement”) by and between Quovadx, Inc. (the “Company”), and                      (the “Officer”) (collectively, the “Parties”), is entered into as of September 30, 2005 (the “Effective Date”).
RECITALS
     A. The Officer is currently employed with the Company and, in connection with such employment, has been granted options to purchase the Company’s Common Stock under the Company’s 1997 Stock Plan and/or 1999 Nonstatutory Stock Option Plan (the “Plans”).
     B. The Compensation Committee of the Board of Directors of the Company has approved, effective as of October 1, 2005, the acceleration of vesting of all unvested employee stock options outstanding as of September 14, 2005, with exercise prices greater than $3.00 per share, but in doing so imposed restrictions on the ability of certain principal officers and executive officers of the Company (including the Officer) to sell any shares underlying any such stock options until such time as the shares would have vested without the acceleration.
AGREEMENT
     1. Lockup.
          (a) The Officer will not, without the prior written consent of the Company, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) any shares of Common Stock of the Company underlying any stock options held by the Officer that are unvested as of the date hereof (prior to giving effect to the action by the Compensation Committee referred to in Recital B above) until the earliest of (i) the original vesting date applicable to such shares, (ii) a change of control acceleration event as provided in the Officer’s option agreements and/or employment agreement, or (iii) the Officer’s termination of employment with the Company, death or disability (as such terms are defined in the Plans).
          (b) The restriction in Section 1(a) shall not apply to (i) bona fide gifts, provided the recipient thereof agrees in writing with the Company to be bound by the terms of this Agreement, (ii) dispositions to any trust for the direct or indirect benefit of the Officer and/or the immediate family of the Officer, provided that such trust agrees in writing with the Company to be bound by the terms of this Agreement, or (iii) transfers by will or under the laws of descent.
          (c) The Company may impose stop-transfer instructions to enforce the terms of this Agreement.
     2. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.
     3. Waiver. Either Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
     4. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

     5. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.
     6. Governing Law. The laws of the State of Colorado shall govern this Agreement (with the exception of its conflict of laws provisions).
     7. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To the Company:	Quovadx, Inc.
Attn: Chief Legal Officer
7600 E. Orchard Road
Suite 300S
Greenwood Village, CO 80111

To the Officer:	At the last residential address known by the Company.
          Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either Party may change the address to which notices shall be delivered or mailed by notifying the other Party of such change in accordance with this Section.
     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

QUOVADX, INC.
By:
Harvey A. Wagner
President and Chief Executive Officer

OFFICER